Exhibit 99.1

Contact: Investor Relations (408) 523-2161
INTUITIVE ANNOUNCES THIRD QUARTER EARNINGS
SUNNYVALE, CALIF. October 18, 2022 – Intuitive (the “Company”) (Nasdaq: ISRG), a global technology leader in minimally invasive care and the pioneer of robotic-assisted surgery, today announced financial results for the quarter ended September 30, 2022.
Q3 Highlights
•Worldwide da Vinci procedures grew approximately 20% compared with the third quarter of 2021. The third quarter of 2021 reflected disruption caused by the COVID-19 pandemic, which impacted our procedures. The compound annual growth rate between the third quarter of 2019 and the third quarter of 2022 was approximately 16%.
•The Company placed 305 da Vinci Surgical Systems, a decrease of 9% compared with 336 in the third quarter of 2021.
•The Company grew its da Vinci Surgical System installed base to 7,364 systems as of September 30, 2022, an increase of 13% compared with 6,525 as of the end of the third quarter of 2021.
•Third quarter 2022 revenue of $1.56 billion increased 11% compared with $1.40 billion in the third quarter of 2021.
•Third quarter 2022 GAAP net income attributable to Intuitive was $324 million, or $0.90 per diluted share, compared with $381 million, or $1.04 per diluted share, in the third quarter of 2021.
•Third quarter 2022 non-GAAP* net income attributable to Intuitive was $429 million, or $1.19 per diluted share, compared with $435 million, or $1.19 per diluted share, in the third quarter of 2021.
•The Company repurchased $1 billion of common stock in the third quarter of 2022.
•In September 2022, Japan’s Ministry of Health, Labour and Welfare cleared the da Vinci SP Surgical System for use in general surgeries, thoracic surgeries (excluding cardiac procedures and intercostal approaches), urologic surgeries, gynecological surgeries, and trans-oral head and neck surgeries.
Q3 Financial Summary
Gross profit, income from operations, net income attributable to Intuitive Surgical, Inc., and net income per diluted share attributable to Intuitive Surgical, Inc. are reported on a GAAP and non-GAAP* basis. Additionally, constant currency revenue growth is reported on a non-GAAP* basis. The non-GAAP* measures are described below and are reconciled to the corresponding GAAP measures at the end of this release.
Third quarter 2022 revenue was $1.56 billion, an increase of 11% compared with $1.40 billion in the third quarter of 2021. The higher third quarter revenue was driven by growth in da Vinci procedure volume, partially offset by a decline in system placements. On a constant currency basis, third quarter 2022 revenue increased 15% compared to the third quarter of 2021.
Third quarter 2022 instruments and accessories revenue increased by 15% to $872 million, compared with $755 million in the third quarter of 2021. The increase in instruments and accessories revenue was primarily driven by approximately 20% growth in da Vinci procedure volume, partially offset by foreign currency impacts and customer buying patterns.
Third quarter 2022 systems revenue increased by 3% to $426 million, compared with $415 million in the third quarter of 2021. The Company placed 305 da Vinci Surgical Systems in the third quarter of 2022, compared with 336 systems in the third quarter of 2021. The third quarter 2022 system placements included 113 systems placed under operating lease and usage-based arrangements, compared with 139 systems in the third quarter of 2021.
Third quarter 2022 GAAP income from operations decreased to $399 million, compared with $443 million in the third quarter of 2021. Third quarter 2022 GAAP income from operations included share-based compensation expense of $139 million, compared with $123 million in the third quarter of 2021. Third quarter 2022 non-GAAP* income from operations decreased to $555 million, compared with $570 million in the third quarter of 2021.
Third quarter 2022 GAAP net income attributable to Intuitive Surgical, Inc. was $324 million, or $0.90 per diluted share, compared with $381 million, or $1.04 per diluted share, in the third quarter of 2021. Third quarter 2022

GAAP net income attributable to Intuitive Surgical, Inc. included excess tax benefits of $18 million, or $0.05 per diluted share, compared with $42 million, or $0.12 per diluted share, in the third quarter of 2021.
Third quarter 2022 non-GAAP* net income attributable to Intuitive Surgical, Inc. was $429 million, or $1.19 per diluted share, compared with $435 million, or $1.19 per diluted share, in the third quarter of 2021.
The Company ended the third quarter of 2022 with $7.39 billion in cash, cash equivalents, and investments, a decrease of $783 million during the quarter, primarily driven by share repurchases of $1 billion and capital expenditures, as well as unrealized losses on interest-bearing debt securities classified as available for sale, partially offset by cash generated from operations.
Impact of COVID-19 Pandemic
During 2021 and the first half of 2022, COVID-19 resurgences impacted da Vinci procedure volumes. The impact of the COVID-19 pandemic on the Company’s business has differed by geography and region. COVID-19 has had, and may continue to have, an adverse impact on the Company’s procedure volumes.
“Intuitive’s core business strengthened this quarter despite a challenging macroeconomic environment and some lingering pandemic impacts,” said Gary Guthart, Intuitive CEO. “Our da Vinci installed base grew to meet procedure demand, and we also see a continued increase in system utilization, which is healthy for our customers and the business.”
Additional supplemental financial and procedure information has been posted to the Investor Relations section of the Intuitive website at https://isrg.gcs-web.com/.
Webcast and Conference Call Information
Intuitive will hold a teleconference at 1:30 p.m. PDT today to discuss the third quarter 2022 financial results. The call will be webcast by Nasdaq OMX and can be accessed on Intuitive’s website at www.intuitive.com or by dialing (877) 692-8955 using the access code 1329716. The webcast replay of the call will be made available on our website at www.intuitive.com within 24 hours after the end of the live teleconference and will be accessible for at least 30 days.
About Intuitive
Intuitive (Nasdaq: ISRG), headquartered in Sunnyvale, California, is a global leader in minimally invasive care and the pioneer of robotic surgery. Our technologies include the da Vinci surgical system and the Ion endoluminal system. By uniting advanced systems, progressive learning, and value-enhancing services, we help physicians and their teams optimize care delivery to support the best outcomes possible. At Intuitive, we envision a future of care that is less invasive and profoundly better, where diseases are identified early and treated quickly, so patients can get back to what matters most.
Product and brand names/logos are trademarks or registered trademarks of Intuitive Surgical or their respective owner. See www.intuitive.com/trademarks.
For more information, please visit the Company’s website at www.intuitive.com.

Forward-Looking Statements
This press release contains forward-looking statements. Statements using words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted,” and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements are necessarily estimates reflecting the judgment of the Company’s management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements include, but are not limited to, statements related to the expected impacts of the COVID-19 pandemic on our business, financial condition, and results of operations, future results of operations, future financial position, our financing plans and future capital requirements, our potential tax assets or liabilities, and statements based on current expectations, estimates, forecasts, and projections about the economies and markets in which we operate and our beliefs and assumptions regarding these economies and markets. These forward-looking statements should be considered in light of various important factors, including, but not limited to, the following: overall macroeconomic environment that impacts customer spending and our costs, including increased inflation and interest rates, the conflict in Ukraine, disruption to our supply chain, including increased difficulties in obtaining a sufficient supply of materials in the semiconductor and other markets, the risk that the COVID-19 pandemic could lead to material delays and cancellations of, or reduced demand for, procedures; curtailed or delayed capital spending by hospitals; closures of our facilities; delays in surgeon training; delays in gathering clinical evidence; delays in obtaining new product approvals, clearances, or certifications from the U.S. Food and Drug Administration (“FDA”); diversion of resources to respond to COVID-19 outbreaks; the risk that the COVID-19 virus causes economies in our key markets to enter prolonged recessions; the impact of global and regional economic and credit market conditions on healthcare spending; the risk of our inability to comply with complex FDA and other regulations, which may result in significant enforcement actions; regulatory approvals, clearances, certifications, and restrictions or any dispute that may occur with any regulatory body; guidelines and recommendations in the healthcare and patient communities; healthcare reform legislation in the U.S. and its impact on hospital spending, reimbursement, and fees levied on certain medical device revenues; changes in hospital admissions and actions by payers to limit or manage surgical procedures; the timing and success of product development and market acceptance of developed products; the results of any collaborations, in-licensing arrangements, joint ventures, strategic alliances, or partnerships, including the joint venture with Shanghai Fosun Pharmaceutical (Group) Co., Ltd.; our completion of and ability to successfully integrate acquisitions; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which we operate; risks associated with our operations and any expansion outside of the United States; unanticipated manufacturing disruptions or the inability to meet demand for products; our reliance on sole and single source suppliers; the results of legal proceedings to which we are or may become a party, including but not limited to product liability claims; adverse publicity regarding us and the safety of our products and adequacy of training; the impact of changes to tax legislation, guidance, and interpretations; changes in tariffs, trade barriers, and regulatory requirements; and other risk factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release and which are based on current expectations and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those risk factors identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as updated by the Company’s other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.

*About Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company uses the following non-GAAP financial measures: constant currency revenue, non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income attributable to Intuitive Surgical, Inc., non-GAAP net income per diluted share attributable to Intuitive Surgical, Inc. (“EPS”), and non-GAAP diluted shares outstanding. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance by excluding items such as amortization of intangible assets, share-based compensation (“SBC”) and long-term incentive plan expenses, and other special items. Long-term incentive plan expense relates to phantom share awards granted in China by the Company’s Intuitive-Fosun joint venture to its employees that vest over four years and can remain outstanding for seven to ten years. These awards are valued based on certain key performance metrics. Accordingly, they are subject to significant volatility based on the performance of these metrics and are not tied to performance of the Company’s business within the period. The Company presents constant currency revenue to provide a framework for assessing how our underlying business performed excluding the effect of foreign currency fluctuations. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to its historical performance. The Company believes these non-GAAP financial measures are useful to investors, because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making, and (2) they are used by institutional investors and the analyst community to help them analyze the performance of the Company’s business.
Constant currency revenue growth. The Company calculates constant currency revenue by translating current period revenue using prior period exchange rates. The constant currency revenue percentage change is calculated by determining the increase in the current period constant currency revenue over the prior period revenue. Third quarter 2022 as reported revenue increased 11% compared to the third quarter of 2021. Foreign currency fluctuations had a 4% unfavorable impact on third quarter 2022 revenue. Third quarter 2022 constant currency revenue increased 15% compared to the third quarter of 2021.
Non-GAAP gross profit. The Company defines non-GAAP gross profit as gross profit, excluding amortization of intangible assets and SBC and long-term incentive plan expenses.
Non-GAAP income from operations. The Company defines non-GAAP income from operations as income from operations, excluding amortization of intangible assets, SBC and long-term incentive plan expenses, litigation charges and recoveries, and a gain on the sale of a business.
Non-GAAP net income attributable to Intuitive Surgical, Inc. and EPS. The Company defines non-GAAP net income as net income attributable to Intuitive Surgical, Inc., excluding amortization of intangible assets, SBC and long-term incentive plan expenses, litigation charges and recoveries, a gain on the sale of a business, gains (losses) on strategic investments, adjustments attributable to noncontrolling interest in joint venture, net of the related tax effects, and tax adjustments, including the excess tax benefits or deficiencies associated with SBC arrangements and the net tax effects related to intra-entity transfers of non-inventory assets. The Company excludes the excess tax benefits or deficiencies associated with SBC arrangements as well as the tax effects associated with non-cash amortization of deferred tax assets related to intra-entity non-inventory transfers, because the Company does not believe these items correlate with the on-going results of its core operations. The tax effects of the non-GAAP items are determined by applying a calculated non-GAAP effective tax rate, which is commonly referred to as the with-and-without method. Without excluding these tax effects, investors would only see the gross effect that these non-GAAP adjustments had on the Company’s operating results. The Company’s calculated non-GAAP effective tax rate is generally higher than its GAAP effective tax rate. The Company defines non-GAAP EPS as non-GAAP net income attributable to Intuitive Surgical, Inc. divided by non-GAAP diluted shares, which are calculated as GAAP weighted-average outstanding shares plus dilutive potential shares outstanding during the period.
There are a number of limitations related to the use of non-GAAP measures versus measures calculated in accordance with GAAP. Non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income attributable to Intuitive Surgical, Inc., and non-GAAP EPS exclude items such as amortization of intangible assets, SBC and long-term incentive plan expenses, excess tax benefits or deficiencies associated with SBC arrangements, and non-cash amortization of deferred tax assets related to intra-entity transfer of non-inventory assets, which are primarily recurring items. SBC expense has been, and will continue to be for the foreseeable future, a significant recurring expense in the Company’s business. In addition, the components of the costs that the Company excludes in its calculation of non-GAAP net income attributable to Intuitive Surgical, Inc. and non-GAAP EPS may differ from the components that its peer companies exclude when they report their results of operations. Management addresses these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income attributable to Intuitive Surgical, Inc. and non-GAAP EPS and evaluating non-GAAP net income attributable to Intuitive Surgical, Inc. and non-GAAP EPS together with net income attributable to Intuitive Surgical, Inc. and net income per share attributable to Intuitive Surgical, Inc. calculated in accordance with GAAP.

INTUITIVE SURGICAL, INC.
UNAUDITED QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Revenue:
Instruments and accessories	$871.6	$895.3	$755.4
Systems	425.9	375.1	415.2
Services	259.9	251.7	232.7
Total revenue	1,557.4	1,522.1	1,403.3
Cost of revenue:
Product	421.6	421.0	355.8
Service	83.7	77.8	76.1
Total cost of revenue	505.3	498.8	431.9
Gross profit	1,052.1	1,023.3	971.4
Operating expenses:
Selling, general and administrative	436.1	418.4	363.3
Research and development	217.1	207.3	165.5
Total operating expenses	653.2	625.7	528.8
Income from operations (1)	398.9	397.6	442.6
Interest and other income, net (2)	3.9	9.3	18.5
Income before taxes	402.8	406.9	461.1
Income tax expense (3)	78.1	93.3	73.9
Net income	324.7	313.6	387.2
Less: net income attributable to noncontrolling interest in joint venture	0.7	5.8	6.7
Net income attributable to Intuitive Surgical, Inc.	$324.0	$307.8	$380.5
Net income per share attributable to Intuitive Surgical, Inc.:
Basic	$0.91	$0.86	$1.07
Diluted (4)	$0.90	$0.85	$1.04
Weighted average shares outstanding:
Basic	355.3	358.1	356.8
Diluted	360.5	363.9	366.8

(1) Income from operations includes the effect of the following items:
Amortization of intangible assets	$(7.9)	$(6.2)	$(6.3)
Expensed IP charged to R&D	$(0.3)	$(1.8)	$(0.1)
(2) Interest and other income, net includes the effect of the following item:
Gains (losses) on strategic investments	$(3.2)	$(0.8)	$7.7
(3) Income tax expense includes the effect of the following items:
Excess tax benefits related to share-based compensation arrangements	$(18.1)	$(9.3)	$(41.9)
Discrete tax expense arising from the conclusion of a tax matter	$—	$—	$11.1
(4) Diluted net income per share attributable to Intuitive Surgical, Inc. includes the effect of the following items:
Amortization of intangible assets, net of tax	$(0.02)	$(0.01)	$(0.01)
Expensed IP charged to R&D, net of tax	$—	$—	$—
Gains (losses) on strategic investments, net of tax	$(0.01)	$—	$0.02
Excess tax benefits related to share-based compensation arrangements	$0.05	$0.03	$0.12
Discrete tax expense arising from the conclusion of a tax matter	$—	$—	$(0.03)

INTUITIVE SURGICAL, INC.
UNAUDITED NINE MONTHS ENDED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Nine Months Ended
	September 30,
	2022	2021
Revenue:
Instruments and accessories	$2,577.2	$2,257.7
Systems	1,229.1	1,223.5
Services	760.9	678.2
Total revenue	4,567.2	4,159.4
Cost of revenue:
Product	1,239.9	1,049.1
Service	242.2	212.6
Total cost of revenue	1,482.1	1,261.7
Gross profit	3,085.1	2,897.7
Operating expenses:
Selling, general and administrative	1,245.6	1,039.5
Research and development	634.9	487.6
Total operating expenses	1,880.5	1,527.1
Income from operations (1)	1,204.6	1,370.6
Interest and other income, net (2)	7.5	65.5
Income before taxes	1,212.1	1,436.1
Income tax expense (3)	204.4	90.7
Net income	1,007.7	1,345.4
Less: net income attributable to noncontrolling interest in joint venture	10.3	21.4
Net income attributable to Intuitive Surgical, Inc.	$997.4	$1,324.0
Net income per share attributable to Intuitive Surgical, Inc.:
Basic	$2.79	$3.72
Diluted (4)	$2.74	$3.63
Weighted average shares outstanding:
Basic	357.2	355.6
Diluted	363.7	365.1

(1) Income from operations includes the effect of the following items:
Amortization of intangible assets	$(20.2)	$(20.8)
Expensed IP charged to R&D	$(9.9)	$(3.4)
(2) Interest and other income, net includes the effect of the following item:
Gains (losses) on strategic investments	$(21.3)	$22.2
(3) Income tax expense includes the effect of the following items:
One-time tax benefit from re-measurement of certain deferred tax assets	$—	$(66.4)
Excess tax benefits related to share-based compensation arrangements	$(80.4)	$(158.9)
Discrete tax expense arising from the conclusion of a tax matter	$—	$11.1
(4) Diluted net income per share attributable to Intuitive Surgical, Inc. includes the effect of the following items:
Amortization of intangible assets, net of tax	$(0.04)	$(0.05)
Expensed IP charged to R&D, net of tax	$(0.02)	$(0.01)
Gains (losses) on strategic investments, net of tax	$(0.05)	$0.05
One-time tax benefit from re-measurement of certain deferred tax assets	$—	$0.18
Excess tax benefits related to share-based compensation arrangements	$0.22	$0.44
Discrete tax expense arising from the conclusion of a tax matter	$—	$(0.03)

INTUITIVE SURGICAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(IN MILLIONS)

	September 30, 2022	December 31, 2021
Cash, cash equivalents, and investments	$7,392.0	$8,619.5
Accounts receivable, net	849.6	782.7
Inventory	837.1	587.1
Property, plant, and equipment, net	2,243.7	1,876.4
Goodwill	348.2	343.6
Deferred tax assets	587.4	441.4
Other assets	1,002.8	904.3
Total assets	$13,260.8	$13,555.0

Accounts payable and other accrued liabilities	$1,291.2	$1,189.5
Deferred revenue	395.6	414.0
Total liabilities	1,686.8	1,603.5
Stockholders’ equity	11,574.0	11,951.5
Total liabilities and stockholders’ equity	$13,260.8	$13,555.0

INTUITIVE SURGICAL, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
GAAP gross profit	$1,052.1	$1,023.3	$971.4	$3,085.1	$2,897.7
Share-based compensation expense	28.2	25.9	24.5	78.1	66.5
Long-term incentive plan expense	0.3	0.2	—	0.8	—
Amortization of intangible assets	5.9	3.9	4.0	13.6	13.5
Non-GAAP gross profit	$1,086.5	$1,053.3	$999.9	$3,177.6	$2,977.7

GAAP income from operations	$398.9	$397.6	$442.6	$1,204.6	$1,370.6
Share-based compensation expense	138.1	126.7	121.1	385.6	333.7
Long-term incentive plan expense	2.8	0.7	—	5.5	—
Amortization of intangible assets (1)	7.9	6.2	6.3	20.2	20.8
Litigation charges (recoveries)	6.9	—	—	6.9	(0.9)
Gain on sale of business	—	—	—	(3.8)	—
Non-GAAP income from operations	$554.6	$531.2	$570.0	$1,619.0	$1,724.2

GAAP net income attributable to Intuitive Surgical, Inc.	$324.0	$307.8	$380.5	$997.4	$1,324.0
Share-based compensation expense	138.1	126.7	121.1	385.6	333.7
Long-term incentive plan expense	2.8	0.7	—	5.5	—
Amortization of intangible assets (1)	7.9	6.2	6.3	20.2	20.8
Litigation charges (recoveries)	6.9	—	—	6.9	(0.9)
Gain on sale of business	—	—	—	(3.8)	—
(Gains) losses on strategic investments	3.3	1.1	(7.6)	21.6	(21.9)
Tax adjustments (2)	(53.3)	(27.5)	(65.1)	(174.7)	(317.7)
Adjustments attributable to noncontrolling interest in joint venture	(1.2)	(0.5)	(0.5)	(2.6)	(1.3)
Non-GAAP net income attributable to Intuitive Surgical, Inc.	$428.5	$414.5	$434.7	$1,256.1	$1,336.7

GAAP net income per share attributable to Intuitive Surgical, Inc. - diluted	$0.90	$0.85	$1.04	$2.74	$3.63
Share-based compensation expense	0.38	0.35	0.33	1.06	0.91
Long-term incentive plan expense	0.01	—	—	0.02	—
Amortization of intangible assets (1)	0.02	0.02	0.02	0.05	0.06
Litigation charges (recoveries)	0.02	—	—	0.02	—
Gain on sale of business	—	—	—	(0.01)	—
(Gains) losses on strategic investments	0.01	—	(0.02)	0.06	(0.06)
Tax adjustments (2)	(0.15)	(0.08)	(0.18)	(0.48)	(0.88)
Adjustments attributable to noncontrolling interest in joint venture	—	—	—	(0.01)	—
Non-GAAP net income per share attributable to Intuitive Surgical, Inc. - diluted	$1.19	$1.14	$1.19	$3.45	$3.66

(1) Beginning with the quarter ended March 31, 2022, the Company is no longer adjusting non-GAAP income from operations, non-GAAP net income attributable to Intuitive Surgical, Inc., or non-GAAP net income per share attributable to Intuitive Surgical, Inc. for charges relating to intellectual property and license arrangements expensed to R&D. The Company made these changes to its presentation of non-GAAP financial measures based on its understanding of the U.S. Securities and Exchange Commission’s (the “SEC”) current views on this practice from knowledge of communications between the SEC and a number of pharmaceutical and life sciences companies and independent registered public accounting firms. Historical non-GAAP measures presented in our earnings release have been adjusted for comparability. For the three and nine months ended September 30, 2022, the impact of this adjustment was a decrease of non-GAAP income from operations of $0.3 million and $9.9 million, respectively, or $0.00 and $0.02 to the diluted net income per share attributable to Intuitive Surgical, Inc., net of tax. For the three and nine months ended September 30, 2021, the impact was a decrease of non-GAAP income from operations of $0.1 million and $3.4 million, respectively, or $0.00 and $0.01 to the diluted net income per share attributable to Intuitive Surgical, Inc., net of tax.

(2) For the three months ended September 30, 2022, tax adjustments included: (a) excess tax benefits associated with share-based compensation arrangements of $(18.1) million, or $(0.05) per diluted share; (b) tax impact related to intra-entity transfers of non-inventory assets of $7.0 million, or $0.02 per diluted share; and (c) other tax adjustments effects determined by applying a calculated non-GAAP effective tax rate of $(42.2) million, or $(0.12) per diluted share. For the nine months ended September 30, 2022, tax adjustments included: (a) excess tax benefits associated with share-based compensation arrangements of $(80.4) million, or $(0.22) per diluted share; (b) tax impact related to intra-entity transfers of non-inventory assets of $21.0 million, or $0.06 per diluted share; and (c) other tax adjustments effects determined by applying a calculated non-GAAP effective tax rate of $(115.3) million, or $(0.32) per diluted share.